Calculation of Filing Fee Table
Form S-8
(Form Type)
WEBTOON Entertainment Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.0001 per share, of the Registrant (“Common Stock”) reserved for issuance pursuant to awards under the Registrant’s 2024 Omnibus Incentive Plan (the “Plan”)	Rule 457 (c) and Rule 457(h)	6,538,808(2)	$11.34(3)	$74,150,082.72	0.00013810	$10,240.13
Total Offering Amounts					$74,150,082.72		$10,240.13
Total Fee Offsets(4)							—
Net Fee Due							$10,240.13

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock, as applicable.

(2)
Represents an additional 6,538,808 shares of Common Stock reserved for future issuance pursuant to the annual “evergreen” increase for 2026 under the Plan, and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(3)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $11.34, the average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on February 27, 2026, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.